EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated March 9, 2010, (June 4, 2010 as to Note 16) relating to the consolidated financial statements of LPL Investment Holdings Inc. (the “Company”) appearing in the Prospectus, which is part of this Registration Statement. We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 9, 2010, relating to the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Costa Mesa, California
June 4, 2010